MANAGEMENT AGREEMENT

GRR COMMODITY FUND LTD.
PO Box 309, Ugland House
Grand Cayman KY1-1104, Cayman Islands

July 30, 2019

BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York  10286

Ladies and Gentlemen:

The above-named company (the "Subsidiary") herewith confirms its agreement with you as follows:

The Subsidiary desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Prospectus and Statement of Additional Information, as from time to time in effect, of BNY Mellon Global Real Return Fund (the "Fund"), a series of BNY Mellon Advantage Funds, Inc. (the "Company"), copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Company's Board.  The Subsidiary is a wholly-owned and controlled subsidiary of the Fund and desires to employ you to act as its investment adviser, effective September 6, 2019 (the "Effective Date").

In connection with your serving as investment adviser to the Subsidiary, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement.  Such person or persons may be officers or employees of both you and the Subsidiary.  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Subsidiary's behalf in any such respect.  We have discussed and concur in your employing on this basis for as long as you deem it appropriate Newton Investment Management (North America) Limited (the "Sub-Investment Adviser") to act as the Subsidiary's sub-investment adviser and provide day-to-day management of the Subsidiary's investments.

Subject to the supervision and approval of the Company's or the Subsidiary's Board, as applicable, you will provide investment management of the Subsidiary's portfolio in accordance with the Fund's investment objective and the investment policies of the Fund and the Subsidiary as stated in the Fund's Prospectus and Statement of Additional Information, as from time to time in effect.  In connection therewith, you will supervise the continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subsidiary's assets conducted by the Sub-Investment Adviser.  You will furnish to the Subsidiary or the Fund such statistical information, with respect to the investments which the Subsidiary may hold or contemplate purchasing, as the Subsidiary or the Fund may reasonably request.  The Subsidiary and the Fund wish to be informed of important developments materially affecting the Subsidiary's portfolio and shall expect you, on your own initiative, to furnish to the Subsidiary and the Fund from time to time such information as you may believe appropriate for this purpose.

In addition, you will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare tax returns; calculate the net asset value of the Subsidiary's shares; and generally assist in all aspects of the Subsidiary's operations.  You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Subsidiary and the Fund.  You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

You shall exercise your best judgment in rendering the services to be provided to the Subsidiary hereunder and the Subsidiary agrees as an inducement to your undertaking the same that neither you nor the Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Subsidiary, the Fund or the Company provided that nothing herein shall be deemed to protect or purport to protect you or the Sub-Investment Adviser against any liability to the Subsidiary, the Company, the Fund, or the Fund's shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said Agreement.  The Fund and the Company are expressly made third party beneficiaries of this Agreement with rights as respect to the Fund and the Company to the same extent as if each had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Subsidiary will pay you on the first business day of each month a fee at the rate set forth on Schedule 1 hereto.  The fee for the period from the Effective Date to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  For the purpose of determining fees payable to you, the value of the Subsidiary's net assets shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.  Net asset value for the Subsidiary shall be computed on such days and at such time or times as computed for the Fund as described in the Fund's then-current Prospectus and Statement of Additional Information.

You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of the Sub-Investment Adviser in connection with its duties in respect of the Subsidiary.  All other expenses to be incurred in the operation of the Subsidiary (other than those borne by the Sub-Investment Adviser) will be borne by the Subsidiary, except to the extent specifically assumed by you.  The expenses to be borne by the Subsidiary include, without limitation, the following:  organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of the Subsidiary's Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Sub-Investment Adviser or any affiliate of you or the Sub-Investment Adviser, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Subsidiary's existence, and any extraordinary expenses.

The Subsidiary understands that you and the Sub-Investment Adviser now act, and that from time to time hereafter you or the Sub-Investment Adviser may act, as investment adviser to one or more investment companies and fiduciary or other managed accounts (collectively, the "accounts"), and the Subsidiary has no objection to your and the Sub-Investment Adviser's so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, for investment, the available securities will be allocated in a manner believed by you to be equitable to each account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by the Subsidiary or the size of the position obtainable for or disposed of by the Subsidiary.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Neither you nor the Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Subsidiary, the Fund or the Company in connection with the matters to which this Agreement relates, except, in your case, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of the Sub-Investment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Sub-Investment Adviser of its obligations and duties under its Sub-Investment Advisory Agreement with you.  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Subsidiary, shall be deemed, when rendering services to the Subsidiary or acting on any business of the Subsidiary, to be rendering such services to or acting solely for the Subsidiary and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

This Agreement shall continue until the date set forth on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Subsidiary's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Subsidiary's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Subsidiary's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty, on 60 days' notice, by the Subsidiary's Board or by vote of holders of a majority of the Subsidiary's outstanding voting securities or, upon not less than 90 days' notice, by you.  This Agreement also will terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940, as amended) or in the event the management agreement between you and the Company, with respect to the Fund, is terminated pursuant to the terms set forth therein.

The Subsidiary is agreeing to the provisions of this Agreement that limit the Sub-Investment Adviser's liability and other provisions relating to the Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with you and to perform its obligations thereunder.  The Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respect to the Subsidiary to the same extent as if it had been a party hereto.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,
GRR COMMODITY FUND LTD.
By: /s/ David DiPetrillo Name: David DiPetrillo Title: Vice President

Accepted:
BNY Mellon Investment Adviser, Inc.
By: /s/ James Bitetto Name: James Bitetto Title: Secretary

SCHEDULE 1

Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day
0.75%	March 30, 2021	March 30th